UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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LegacyTexas Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)
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May 2, 2018

Dear Fellow Shareholders,

As you may be aware, LegacyTexas Financial Group, Inc. (the “Company”) filed a proxy statement on April 13, 2018 noting that our Annual Meeting of Shareholders of the Company will be held on May 21, 2018 (the “Annual Meeting”). One of the items on the agenda at the Annual Meeting is the election of directors, including George A. Fisk, who currently serves on our Board of Directors (“Board”) and is a member of our Audit Committee and of our Compensation Committee.

It has come to our attention that Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“GL”) have expressed concern over Mr. Fisk’s service on the Audit Committee and the Compensation Committee, given his prior service as President and Chief Executive Officer of LegacyTexas Group, Inc. (“LTG”), which was acquired by the Company in January 2015 (the “Merger”).   Mr. Fisk meets the applicable Nasdaq listing requirements for independence; however, ISS and GL consider him to be an “affiliated outside director” because he served as the Chief Executive Officer of LTG within the past 5 years. As a result of his former position with LTG, and notwithstanding his qualifications, ISS and GL have advised us that they have or are likely to issue a “withhold” voting recommendation for Mr. Fisk with respect to his election to the Board at the Annual Meeting if Mr. Fisk also serves on the Audit Committee and Compensation Committee.

Despite the Board's opinion that Mr. Fisk’s extensive qualifications make him an asset to all committees and that his prior service as the LTG President and Chief Executive Officer, which ended December 31, 2014, did and does not interfere with the exercise of independent judgment in his carrying out the responsibilities of a director and a member of the Audit Committee or Compensation Committee, Mr. Fisk determined on May 1, 2018 to voluntarily resign from those committees. His committee membership resignation has no effect on his ongoing service as a member of the Board and he continues to be a nominee for election to the Board at the Annual Meeting. For further clarity, Mr. Fisk’s resignation is not the result of a disagreement with any member of the Audit Committee or the Company's financial reporting.

The current members of the Compensation Committee are Directors Karen H. O'Shea (Chair), Anthony J. LeVecchio, and Arcilia C. Acosta, as was the case in 2017. The current members of the Audit Committee are Directors Anthony J. LeVecchio (Chair), James Brian McCall, Ph.D., and Arcilia C. Acosta, as was the case in 2017. Mr. Tony LeVecchio, who the Board has determined is an “audit committee financial expert” as defined in applicable Securities and Exchange Commission rules, continues to serve on the Audit Committee, and will serve as Chair of that committee.

The information set forth herein supplements the Company’s proxy statement dated April 16, 2018, which was mailed to shareholders in connection with the solicitation of proxies on behalf of the Board for use at the Annual Meeting. We urge you to read the proxy statement in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement.

Very truly yours,

Anthony J. LeVecchio
Chairman of the Board